EXHIBIT 10.17(a)
                                                   1995 FORM 10-K



                                             Jefferies & Company, Inc.

                              11100 Santa Monica Boulevard, 10th Floor
                                         Los Angeles, California 90025
                               Telephone (310) 575-5200 (800) 933-6656
CORPORATE FINANCE                                   FAX (310) 575-5165

August 9, 1995


Mr. Frank Miller
Chief Executive Officer
BUCYRUS-ERIE COMPANY
1100 Milwaukee Avenue
South Milwaukee, WI  53172

Dear Frank:

   This amendment to the Agreement dated June 14, 1995 between Bucyrus-Erie, Jefferies and Chanin (the "Amendment") confirms the Financial Advisors will act as exclusive financial advisors to the Company with respect to an exploration of strategic alternatives for the Company, in addition to a proposed merger, combination or joint venture with Marion. Unless otherwise noted all capitalized items are defined in the Agreement. The amended sections of the Agreement will now read as follows:

   Page 1, Section 1; "Retention" -

   1. Retention. The Company hereby retains the Financial Advisors on an exclusive basis, and Jefferies and Chanin agree to act as financial advisors to the Company, in connection with any merger, combination or joint venture transaction (the "Merger") involving the Marion Power Shovel division of Indresco and with respect to an exploration of other strategic alternatives or strategic partners for the Company (the "Search"). During the term of the Agreement, the Company agrees that it will not, directly or indirectly, contact, approach or negotiate with any person or persons with respect to the Merger or Search, other than through the Financial Advisors.

   Page 2, Section 5; "Compensation"; subsections (b) and (c) -

   (b) The Company agrees to pay to Jefferies a fee of $150,000 for delivery of each fairness opinion issued in conjunction with the Merger or Search for the Company, contemplated herein, payable immediately upon execution of each such fairness opinion.

   (c) Upon successful consummation of the Merger or Search, the Company agrees to pay to the Financial Advisors a success fee (the "Success Fee").
The Success Fee with regard to Merger will be an amount equal to 0.75% of the aggregate transaction value as defined (the "Transaction Value"). The Transaction Value will be the total enterprise value of the combined entity resulting after the Merger, such value to be mutually determined by the Financial Advisors and the Company. In addition, with respect to consummation of a transaction related to the Search, the Company will pay a Sucess Fee consistent with fees payable in the market to the Financial Advisors. Such Success Fee will be mutually agreed upon when a transaction which results from the Search is consummated. Jefferies and Chanin are to receive 75% and 25%, respectively, of the proceeds from each Success Fee described herein, after crediting the retainer described in Section 5(a) to the aggregate Success Fee.

   All other terms contained in the Agreement, and not otherwise modified in the Amendment, will remain in full force and effect.


                              Sincerely,

                              JEFFERIES & COMPANY, INC.



                              By /s/David J. Losito
                                 Joseph J. Radecki, Jr.
                                 Executive Vice President


                              CHANIN AND COMPANY


                              By /s/Skip Victor
                                 Skip Victor
                                 Managing Director
Accepted and Agreed:

BUCYRUS-ERIE COMPANY


By /s/Frank W. Miller